September 4, 1997



Keystone Intermediate Term Bond Fund
200 Berkeley Street
Boston, Massachusetts  02116-5034

Gentlemen:

         I  am  Senior  Counsel  to  Keystone  Investment   Management  Company,
investment adviser to Keystone Intermediate Term Bond Fund (the "Fund"). You have asked for my opinion with respect to the proposed issuance of 1,638,536 additional shares of the Fund.

     To my knowledge, a Prospectus is being filed with the Securities and Exchange Commission (the "Commission") as part of Post- Effective Amendment No. 21 to the Fund's Registration Statement, which covers the public offering and sale of the Fund shares currently registered with the Commission.

     In my opinion, such additional shares, if issued and sold in accordance with the Fund's Declaration of Trust ("Declaration of Trust") and offering Prospectus, will be legally issued, fully paid, and nonassessable by the Fund, entitling the holders thereof to the rights set forth in the Declaration of Trust and subject to the limitations set forth therein.

     My opinion is based upon my examination of the Fund's Declaration of Trust and By-Laws; a review of the minutes of the Fund's Board of Trustees authorizing the issuance of such additional shares; and the Fund's Prospectus. In my examination of such documents, I have assumed the genuineness of all signatures and the conformity of copies to originals.

     I  hereby   consent  to  the  use  of  this  opinion  in  connection   with
Post-Effective Amendment No. 21 to the Fund's Registration Statement, which covers the registration of such additional shares.

                                             Sincerely yours,

                                             /s/ Rosemary D. Van Antwerp

                                             Rosemary D. Van Antwerp
                                             Senior Counsel